Structured Asset Trust Unit Repackagings (SATURNS)
Series 2002-11 Trust
Receipt of Notice of Intent to Exercise Call Options in Full

CUSIP:  804105203 (Class A Units)
804105AA2 (Class B Units)

Symbol:  MKS

FOR IMMEDIATE RELEASE:
February 27, 2013

NEW YORK, NEW YORK – Structured Asset Trust Unit Repackagings (SATURNS), AIG Capital Security Backed Series 2002-11 (the “Trust”) (New York Stock Exchange Ticker Symbol “MKS”), announced today that it has received a notice of intent to exercise 39,332 Call Options representing the right to call $39,332,000 aggregate principal amount of the 7.570% American General Institutional Capital A trust preferred capital securities due December 1, 2045 (the “Debentures”) held by the Trust.  The Call Options are being exercised with respect to Debentures held by the Trust as to which the issuer of the Debentures has given notice of its intention to redeem or notice of a self-tender.  The Call Options with respect to which the notice of intended exercise has been received represent 100% of the outstanding Debentures held by the Trust.  Under the terms of the Call Options, the party exercising the Call Options may rescind its notice of exercise at any time prior to the date of the settlement of the sale of the Debentures by the Trust, which is expected to be March 1, 2013 (the “Settlement Date”), by providing notice of rescission to the Trust, in which case settlement of such Call Options would not occur and the Call Options would continue in effect and could be exercised on a subsequent date.  If the notice of exercise is not rescinded and settlement of the Call Options actually occurs on the Settlement Date, the Trust Agreement provides that all outstanding Units will be redeemed on the Settlement Date at par ($25.00) plus accrued interest from the available proceeds of the settlement of the Call Options.

Contact:

Chris Nuxoll
Vice President
U.S. Bank
Global Corporate Trust Services
190 S. LaSalle Street, 7th Floor
MK-IL-SL7C
Chicago, IL  60603
christopher.nuxoll@usbank.com
(312) 332-7490 phone
Investor Reporting Website: http://www.usbank.com/abs